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                       [KATTEN MUCHIN & ZAVIS LETTERHEAD]


                                                                       Exhibit 5

                              September 24, 1999



Centerprise Advisors, Inc.
225 West Washington Street, 16th/ Floor
Chicago, IL 60606

     Re:  Registration Statement on Form S-4
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Ladies and Gentlemen:

     We have acted as counsel for Centerprise Advisors, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to 12,488,981 shares of the Company's Common Stock, $0.01 par value per share (the "Common Stock") issuable by the Company upon the consummation of the transactions contemplated in ten Merger Agreements, each dated as of March 31, 1999 and amended and restated as of September 24, 1999 (the "Merger Agreements"), by and among the Company, wholly-owned subsidiaries of the Company, and ten separate companies that collectively provide professional, business and financial services and products (the "Centerprise Companies") and their respective related entities.

     In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers and employees of, and the accountants for, the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (a) the Registration Statement, (b) the Certificate of Incorporation of the Company, (c) the Bylaws of the Company, (d) the Merger Agreements and (e) resolutions adopted by the Board of Directors of the Company.

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CenterPoint Advisors, Inc.
September 24, 1999
Page 2


     In connection with this opinion, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.

     Based upon and subject to the foregoing, it is our opinion that the 12,488,981 shares of Common Stock covered by the Registration Statement, when issued and exchanged for the equity interests of the Centerprise Companies by the Company in accordance with the provisions of the Merger Agreements, will be legally issued, fully paid and non-assessable shares of Common Stock.

     Our opinion expressed above is limited to the General Corporation Law and case law of the State of Delaware, and we do not express any opinion concerning any other laws. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                       Very truly yours,



                                       /s/ Katten Muchin & Zavis
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                                       KATTEN MUCHIN & ZAVIS